================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                   FORM 8-K/A
                                 AMENDMENT NO. 1

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: August 16, 1999

                         ------------------------------

                           PROVINCE HEALTHCARE COMPANY
             (Exact name of registrant as specified in its charter)

          DELAWARE                          0-23639                  62-1710772
(State or other jurisdiction of     (Commission File Number)       (IRS Employer
       incorporation)                                             Identification
                                                                       Number)


         105 WESTWOOD PLACE
         SUITE 400
         BRENTWOOD, TENNESSEE                                   37027
         (Address of principal executive offices)               (Zip Code)

                                 (615) 370-1377
              (Registrant's telephone number, including area code)


================================================================================

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         Province Healthcare Company (the "Company"), a Delaware corporation, hereby amends its Report on Form 8-K, dated June 17, 1999, relating to the acquisition of Doctors' Hospital of Opelousas on June 1, 1999 (the "Acquisition"). The Company is filing this amendment for the purpose of including the required financial statements and pro forma financial information with respect to the Acquisition in accordance with the requirements of Form 8-K.

         (a)      Financial Statements of Business Acquired

                  The required audited combined financial statements of Doctors' Hospital of Opelousas as of and for the fiscal year ended December 31, 1998, are filed herewith.

         (b)      Pro Forma Financial Information.

                  The required pro forma financial statements of the Company and its subsidiaries, giving effect to the Acquisition as if it had occurred on March 31, 1999, as to the balance sheet, and on January 1, 1998, as to the income statements, are filed herewith.

         (c)      Exhibits:

                    2.1 Asset Purchase Agreement, dated June 1, 1999 among Doctors' Hospital of Opelousas Limited Partnership, Columbia/HCA Healthcare Corporation, PHC-Opelousas, L.P. and Province Healthcare Company is incorporated herein by reference to the Company's Current Report on Form 8-K, filed June 17, 1999, Commission File No. 0-23639.

                    23.1 Consent of Ernst & Young LLP.

                    99.1 Copy of the press release, dated June 2, 1999, relating to the completion of the acquisition of Doctors' Hospital of Opelousas, is incorporated herein by reference to the Company's Current Report on Form 8-K, filed June 17, 1999, Commission File No. 0-23639.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          PROVINCE HEALTHCARE COMPANY



                                          By:  /s/ BRENDA B. RECTOR
                                               -------------------------------
                                               Brenda B. Rector
                                               Vice President and Controller

Date:  August 16, 1999

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
DOCTORS' HOSPITAL OF OPELOUSAS AND CERTAIN AFFILIATED ENTITIES

Report of Independent Auditors------------------------------------------------ 1
Combined Balance Sheet at December 31, 1998----------------------------------- 2
Combined Statement of Operations and Changes in Owners' Equity for the
     Year Ended December 31,1998---------------------------------------------- 4
Combined Statement of Cash Flows for the Year Ended December 31, 1998--------- 5
Notes to Combined Financial Statements---------------------------------------- 6
Condensed Combined Balance Sheet at March 31, 1999 (Unaudited)----------------18
Condensed Combined Statement of Operations and Changes in Owners' Equity for
     the Three Months Ended March 31, 1999 (Unaudited)------------------------19
Condensed Combined Statements of Cash Flows for the Three Months Ended
     March 31, 1999 (Unaudited)-----------------------------------------------20
Notes to Condensed Combined Financial Statements------------------------------21

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

Pro Forma Condensed Consolidated Financial Statements (Unaudited)-------------24
Pro Forma Condensed Consolidated Balance Sheet at March 31, 1999 (Unaudited)--25
Pro Forma Condensed Consolidated Statement of Income for the Year
     Ended December 31, 1998 (Unaudited)--------------------------------------26
Pro Forma Condensed Consolidated Statement of Income for the Three Months
     Ended March 31, 1999 (Unaudited)-----------------------------------------27
Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)----28

                         Report of Independent Auditors

Board of Directors
Doctors' Hospital of Opelousas

We have audited the accompanying combined balance sheet as of December 31, 1998 of Doctors' Hospital of Opelousas and certain affiliated entities, as listed in
Note 1 (collectively, the "Affiliated Group"), and the related combined statements of operations and changes in owners' equity, and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Affiliated Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31, 1998 of Doctors' Hospital of Opelousas and certain affiliated entities, as listed in
Note 1, and the combined results of their operations and their cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles.


                                            ERNST & YOUNG LLP

New Orleans, Louisiana
July 23, 1999

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                DECEMBER 31, 1998



ASSETS
Current assets:
   Cash                                                                     $    167
   Accounts receivable, less allowance for doubtful accounts of $3,588         4,663
   Assets whose use is limited under bond indenture                              373
   Inventories                                                                   719
   Prepaid expenses and other current assets                                     112
                                                                            --------
Total current assets                                                           6,034

Property and equipment:
   Land                                                                          471
   Buildings and improvements                                                  9,848
   Equipment                                                                   8,429
                                                                            --------
                                                                              18,748
   Less accumulated depreciation                                              (3,976)
                                                                            --------
                                                                              14,772
   Construction in progress                                                       79
                                                                            --------
Net property and equipment                                                    14,851

Other assets                                                                      32
                                                                            ========
Total assets                                                                $ 20,917
                                                                            ========




                             See accompanying notes.

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                DECEMBER 31, 1998


LIABILITIES AND OWNERS' EQUITY
Current liabilities:
   Accounts payable                                        $   641
   Employee compensation and benefits                          836
   Other accrued liabilities                                   406
   Estimated payable to third-party payors                   3,680
   Current portion of long-term debt                           620
                                                           -------
Total current liabilities                                    6,183

Due to affiliates, net                                       9,674

Long-term debt, less current portion                         4,590

Owners' equity                                                 470






                                                           =======
Total liabilities and owners' equity                       $20,917
                                                           =======



                             See accompanying notes.

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

         COMBINED STATEMENT OF OPERATIONS AND CHANGES IN OWNERS' EQUITY
                                 (IN THOUSANDS)

                          YEAR ENDED DECEMBER 31, 1998


Net patient revenue                                                  $ 24,887

Salaries and benefits                                                  11,242
Supplies                                                                3,690
Provision for bad debts                                                 1,920
Purchased services                                                      4,640
Management fees                                                         1,607
Repairs and maintenance                                                   732
Rent and lease expense                                                    237
Depreciation and amortization                                           1,555
Interest expense                                                          915
Other operating expenses                                                2,230
                                                                     --------
                                                                       28,768
                                                                     --------
Net loss                                                               (3,881)
Owners' equity at January 1, 1998                                       4,351
                                                                     ========
Owners' equity at December 31, 1998                                  $    470
                                                                     ========



                             See accompanying notes.

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                          YEAR ENDED DECEMBER 31, 1998


CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                         $(3,881)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization                                                 1,555
     Provision for bad debts                                                       1,920
     Changes in operating assets and liabilities:
       Increase in accounts receivable                                            (3,412)
       Decrease in prepaid expenses and other current assets                         319
       Decrease in accounts payable and accrued expenses                            (467)
       Decrease in estimated payable to third-party payors                         1,847
                                                                                 -------
Net cash used in operating activities                                             (2,119)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net                                          (6,220)
Proceeds on notes receivable                                                         129
Increase in assets whose use is limited                                             (127)
                                                                                 -------
Net cash used in investing activities                                             (6,218)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt                                                (570)
Net transfers from affiliates                                                      9,132
                                                                                 -------
Net cash provided by financing activities                                          8,562
                                                                                 -------

Increase in cash                                                                     225
Cash (overdraft) at beginning of year                                                (58)
                                                                                 =======
Cash at end of year                                                              $   167
                                                                                 =======



                             See accompanying notes.

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


1. ORGANIZATION AND PRINCIPLES OF COMBINATION

Doctors' Hospital of Opelousas is an acute care hospital located in Opelousas, Louisiana, which provides services to patients residing locally. The accompanying combined financial statements of Doctors' Hospital of Opelousas and certain affiliated entities (collectively, the "Affiliated Group") include the accounts of the following entities which are indirect majority-owned subsidiaries of Columbia/HCA Healthcare Corporation ("Columbia/ HCA"), one of the largest health care services companies in the United States:

                         Doctors' Hospital of Opelousas
                            Notami (Opelousas), Inc.
                      McCarthy Professional Office Building

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PATIENT ACCOUNTS RECEIVABLE

The Affiliated Group's primary concentration of credit risk is patient accounts receivable. The Affiliated Group receives payment for patient services from the federal government primarily under the Medicare program, the Louisiana state government under its Medicaid program, health maintenance organizations, preferred provider organizations and other private insurers, and directly from patients. The Affiliated Group manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible amounts.

The Affiliated Group grants credit without collateral to its patients, most of whom are local residents and are insured under third-party payor agreements. The following table summarizes the percent of gross accounts receivable from all payors at December 31, 1998.

                Medicare                                 25.3%
                Medicaid                                  8.7
                Managed care                             26.2
                Commercial                               10.7
                Private pay                              21.3
                Other                                     7.8
                                                        ------
                                                        100.0%
                                                        ======

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Affiliated Group recognizes that revenue and receivables from government agencies are significant to its operations, but management does not believe that there are significant credit risks associated with the governmental agencies. Private and other amounts due consist of receivables from various payors, including individuals involved in diverse activities subject to differing economic conditions and do not represent any concentrated credit risk to the Affiliated Group. Management continually monitors and adjusts its allowances associated with these receivables.

ESTIMATED PAYABLE TO THIRD-PARTY PAYORS

Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews.

NET PATIENT REVENUE

Net patient revenue includes amounts estimated by management to be reimbursable by Medicare and Medicaid and other third-party payors based upon established charges, the cost of providing services, predetermined rates per diagnosis, fixed per diem rates or discounts from established charges. Amounts received are generally less than the established billing rates of the facilities and the differences (contractual adjustments) are reported as deductions from patient service revenue. The effects of other arrangements for providing services at less than established rates are also reported as deductions from patient service revenue. Net patient revenue is net of contractual adjustments and policy discounts of approximately $22,947,000 for the year ended December 31, 1998.

Settlements under reimbursement agreements with third-party payors are estimated and recorded in the period the related services are rendered and are adjusted in future periods as final settlements are determined. Adjustments to estimated settlements for 1998 resulted in increases to revenue of approximately $80,000.

The Affiliated Group receives payments for services rendered from federal and state agencies (under Medicare, Medicaid and Champus programs), managed care health plans, commercial insurance companies, employers and patients. During 1998, approximately

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

48.5% of the Affiliated Group's revenues related to patients participating in the Medicare program, and 19.8% of the Affiliated Group's revenues related to patients participating in the Medicaid program.

INVENTORIES

Inventories consist principally of pharmaceuticals and supplies and are stated at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

Property and equipment acquired after May 1994 is stated at cost. Property and equipment acquired prior to May 1994 is stated at amounts which management believes materially approximate cost at December 31, 1998.

Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase values, change capacities or extend useful lives are capitalized. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which approximate 3 to 40 years.

INCOME TAXES

The Affiliated Group uses the liability method of accounting for income taxes. As a result, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Significant temporary differences between tax and financial reporting relate to depreciation, doubtful accounts, and the effects of net operating losses.

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. RETIREMENT PLANS

The Affiliated Group participates in Columbia/HCA's defined contribution retirement plans, which cover substantially all employees. Benefits are determined primarily as a percentage of a participant's earned income. In addition, Columbia/HCA may make profit sharing contributions on behalf of certain employees. Retirement expense for the year ended December 31, 1998 was approximately $280,000.

4. ASSETS WHOSE USE IS LIMITED

Assets whose use is limited consists of funds held by trustees under a bond indenture agreement. As of December 31, 1998, these funds consisted of cash and U.S. treasury bills. The U.S. treasury bills are recorded at cost, which approximates fair value.

5. LONG-TERM DEBT

Long-term debt consisted of the following at December 31, 1998 (in thousands):

            Hospital Revenue Bonds, Series 1980, 10%, term
              bonds due June 1, 2005, subject to mandatory
              redemption prior to maturity beginning June 1, 1994,
              with remaining annual redemption amounts ranging
              from $530 to $970 ($530 due in 1999)                  $ 5,120
            Note payable, 8%, final installment due December 15,
              1999, collateralized by equipment                          90
                                                                    -------
                                                                      5,210
            Less current portion                                        620
                                                                    -------
                                                                    $ 4,590
                                                                    =======

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)




5. LONG-TERM DEBT (CONTINUED)

The revenue bonds were repaid subsequent to year end from the proceeds of the sale of the Affiliated Group (see Note 11).

6. RELATED PARTY TRANSACTIONS

Related party balances consisted of the following at December 31, 1998 (in thousands):

            Due to Columbia/HCA                       $    (7,141)
            Due to other affiliates, net                   (2,533)
                                                      -----------
            Due to affiliates, net                    $    (9,674)
                                                      ===========

Amounts due to Columbia/HCA represent the net excess of funds transferred to or paid on behalf of the Affiliated Group over funds transferred to the centralized cash management account of Columbia/HCA. Generally, this balance is increased by automatic cash transfers from the account to reimburse the Affiliated Group's bank accounts for operating expenses and to pay the Affiliated Group's debt, completed construction project additions, fees and services provided by Columbia/HCA, including information systems services, and other operating expenses, such as payroll, interest, insurance, and income taxes. Generally, the balance is decreased through daily cash deposits by the Affiliated Group to the account. Management fees represent an allocation of home office and regional expenses of Columbia/HCA.

The Affiliated Group is charged interest on the amounts due to Columbia/HCA at a rate approximating 10% based on the outstanding balance at month end. Interest expense charged to the Affiliated Group by Columbia/HCA totaled approximately $393,000 in 1998.

Amounts due to other affiliates, net, represent the net excess of amounts paid by certain affiliates on behalf of the Affiliated Group over amounts paid by the Affiliated Group on behalf of the other affiliates. No interest is charged on these balances.

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)




7. LEASES

Rental expense relating primarily to the rental of buildings and equipment was approximately $237,000 for the year ended December 31, 1998.

Future minimum rental commitments under noncancelable operating leases (with an initial or remaining term in excess of one year) at December 31, 1998, are as follows (in thousands):

               1999                                       $         11
               2000                                                 11
               2001                                                 11
                                                          ============
               Total minimum rental commitments           $         33
                                                          ============


8. INCOME TAXES

The Affiliated Group's consolidated effective tax rate for the year ended December 31, 1998 differed from the federal statutory rate as set forth below:

                                                              AMOUNT          PERCENT
                                                          -------------------------------
          Tax benefit at U.S. statutory rates             $    (1,320)          (34)%
          State taxes (net of federal benefit)                   (233)           (6)
          Other, primarily increase in valuation
             allowance related to net deferred tax
             assets                                             1,553            40
                                                          ===============================
          Income tax provision (benefit)                  $         -            -- %
                                                          ===============================

At December 31, 1998, the Affiliated Group had a net deferred tax asset for which a 100% valuation allowance has been recorded due to management's belief that it is more likely than not that the Affiliated Group will not realize a future benefit from the net deferred tax asset.

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)



9. COMMITMENTS AND CONTINGENCIES

INVESTIGATIONS

Columbia/HCA is currently the subject of several federal investigations into its business practices, as well as governmental investigations by various states. Columbia/HCA is cooperating in these investigations and understands, through written notice and other means, that it is a target in these investigations. Given the breadth of the ongoing investigations, Columbia/HCA expects additional subpoenas and other investigative and prosecutorial activity to occur in these and other jurisdictions in the future. Columbia/HCA is a defendant in several qui tam actions brought by private parties on behalf of the United States of America, which have been unsealed and served on Columbia/HCA. The actions allege, in general, that Columbia/HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act for improper claims submitted to the government for reimbursement. The lawsuits seek damages of three times the amount of all Medicare or Medicaid claims (involving false claims) presented by the defendants to the federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorney's fees and costs. The government has intervened in two qui tam actions. Columbia/HCA is aware of additional qui tam actions that remain under seal and believes that there are other sealed qui tam cases of which it is unaware.

Columbia/HCA is the subject of a formal order of investigation by the Securities and Exchange Commission. Columbia/HCA understands that the investigation includes the anti-fraud, periodic reporting and internal accounting control provisions of the federal securities laws.

Management believes the ongoing investigations and related media coverage are having a negative effect on the Affiliated Group's results of operations. It is too early to predict the outcome or effect of the ongoing investigations or qui tam and other actions or whether any additional investigations or litigation will be commenced. If Columbia/HCA is found to have violated federal or state laws relating to Medicare, Medicaid or similar programs, Columbia/HCA could be subject to substantial monetary fines, civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Similarly, the

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)



9. COMMITMENTS AND CONTINGENCIES (CONTINUED)

amounts claimed in the qui tam and other actions may be substantial, and Columbia/HCA could be subject to substantial costs resulting from an adverse outcome of one or more such actions. Any such sanctions or losses could have a material adverse effect on Columbia/HCA's and the Affiliated Group's financial position and results of operations.

GENERAL AND PROFESSIONAL LIABILITY RISKS

Columbia/HCA assumes the liability and maintains the related reserve for all general liability claims and for professional liability claims incurred up to $100,000. For professional liability claims in excess of $100,000, the Affiliated Group participates in the State of Louisiana Patients' Compensation Fund (LPCF). As a participant, the Affiliated Group receives malpractice coverage for claims over $100,000 up to $500,000, the maximum statutory exposure which currently exists under Louisiana law, plus interest and future medical costs. Accordingly, no reserve for liability risks is recorded on the accompanying combined balance sheet. The cost of general and professional liability coverage is allocated by Columbia/HCA's captive insurance company to the Affiliated Group based on actuarially determined estimates and on actual premiums paid to the LPCF. The cost for the year ended December 31, 1998 was approximately $280,000.

OTHER

The Affiliated Group is subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings, other than those potential claims described under Investigations above, will not have a material effect on Affiliated Group's results of operations or financial position.

10. IMPACT OF YEAR 2000 COMPUTER ISSUES (UNAUDITED)

The Affiliated Group is relying on the management services and systems provided by Columbia/HCA to address the impact of Year 2000 computer issues on the Affiliated Group.

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)



10. IMPACT OF YEAR 2000 COMPUTER ISSUES (UNAUDITED) (CONTINUED)

Columbia/HCA has dedicated substantial resources to address the impact of the Year 2000 problem. Columbia/HCA has engaged all relevant aspects of the organization in a coordinated effort to address the Year 2000 problem and to minimize the chance of an interruption to its operations or impact to patient safety and health. The Year 2000 problem is the result of two potential malfunctions that could have an impact on Columbia/HCA's systems and equipment. The first problem arises due to computers being programmed to use two rather than four digits to define the applicable year. The second problem arises in embedded chips, where microchips and microcontrollers have been designed using two rather than four digits to define the applicable year. Certain of Columbia/HCA's computer programs, building infrastructure components (e.g., alarm systems and HVAC systems) and medical devices that are date sensitive, may recognize a date using "00" as the year 1900 rather than the year 2000. If uncorrected, the problem could result in computer system and program failures that could result in disruption of business operations or equipment and medical device malfunctions that could affect patient diagnosis and treatment.

With respect to the information technology ("IT") systems portions of Columbia/HCA's Year 2000 project, which address the inventory, assessment, remediation, testing and implementation of internally developed software, Columbia/HCA has identified various software applications that were addressed on separate time lines. Columbia/HCA has completed testing and remediation of these software applications. Columbia/HCA has completed the assessment of mission critical third-party software (i.e., that software which is essential for day-to-day operations) and has developed testing and implementation plans with separate time lines. Columbia/HCA has completed and placed into production 99% of software applications for internally developed and mission critical third-party software. Testing and remediation and implementation of various software applications for certain of Columbia/HCA's related subsidiaries are scheduled to be completed in the fourth quarter of 1999 and should not have a material effect on Columbia/HCA's readiness. The IT systems portions of Columbia/HCA's Year 2000 project are currently on schedule.

With respect to the IT infrastructure portion of Columbia/HCA's Year 2000 project, Columbia/HCA has undertaken a program to inventory, assess and correct, replace or otherwise address impacted, vendor-supplied products (hardware, systems software,

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)




10. IMPACT OF YEAR 2000 COMPUTER ISSUES (UNAUDITED) (CONTINUED)

business software, and telecommunication equipment). Columbia/HCA has implemented a program to contact vendors, analyze information provided, and to remediate, replace or otherwise address IT products that pose a material Year 2000 impact. Columbia/HCA anticipates completion, in all material respects, of the IT infrastructure portion of its program by September 30, 1999. The IT infrastructure portion of Columbia/HCA's Year 2000 project is currently on schedule in all material respects.

Columbia/HCA presently believes that with modifications to existing software or the installation of upgraded software under the IT infrastructure portion, the Year 2000 will not pose material operational problems for Columbia/HCA's computer systems. However, if such modifications or upgrades are not accomplished in a timely manner, Year 2000 related failures may present a material adverse impact on the operations of Columbia/HCA and the Affiliated Group.

With respect to the non-IT infrastructure portion of Columbia/HCA's Year 2000 project, Columbia/HCA has undertaken a program to inventory, assess and correct, replace or otherwise address impacted vendor products, medical equipment and other related equipment with embedded chips. Columbia/HCA has implemented a program to contact vendors, analyze information provided, and to remediate, replace or otherwise address devices or equipment that pose a material Year 2000 impact. Columbia/HCA anticipates completion, in all material respects, of the non-IT infrastructure portion of its program by September 30, 1999. The non-IT infrastructure portion of Columbia/HCA's Year 2000 project is currently on schedule in all material respects.

Columbia/HCA is prioritizing its non-IT infrastructure efforts by focusing on equipment and medical devices that will have a direct impact on patient care. Columbia/HCA is directing substantial efforts to repair, replace, upgrade or otherwise address this equipment and these medical devices in order to minimize risk to patient safety and health. Columbia/HCA is relying on information that is being provided to it by equipment and medical device manufacturers regarding the Year 2000 status of their products. While Columbia/HCA is attempting to evaluate information provided by its previous and current vendors, there can be no assurance that in all instances accurate information is being provided. Columbia/HCA also cannot in all instances guarantee that the repair, replacement or upgrade of all non-IT infrastructure systems will occur on a timely basis or that such repairs, replacements or upgrades will avoid all Year 2000 problems.

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)



10. IMPACT OF YEAR 2000 COMPUTER ISSUES (UNAUDITED) (CONTINUED)

Columbia/HCA has initiated communications with its major third-party payers, including government payers and intermediaries. Columbia/HCA relies on these entities for accurate and timely reimbursement of claims, often through the use of electronic data interfaces. Columbia/HCA has not received assurances that these interfaces will be timely converted. Because certain payers have refused or are not ready to test with Columbia/HCA's systems, testing with payers and intermediaries will continue through the end of 1999. Failure of these third-party systems could have a material adverse effect on Columbia/HCA's and the Affiliated Group's cash flow and results of operations.

Columbia/HCA also has initiated communications with its mission critical suppliers and vendors (i.e., those suppliers and vendors whose products and services are essential for day-to-day operations) to verify their ability to continue to deliver goods and services through the Year 2000. Columbia/HCA has not received assurances from all mission critical suppliers and vendors that they will be able to continue to deliver goods and services through the Year 2000, but Columbia/HCA is continuing its efforts to obtain such assurances. Failure of these third parties could have a material impact on operations and/or the ability to provide health care services.

With the assistance of external resources, Columbia/HCA has undertaken the development of contingency plans in the event that its Year 2000 efforts, or the efforts of third parties upon which Columbia/HCA relies, are not accurately or timely completed. Columbia/HCA has developed a contingency planning methodology and will implement contingency plans throughout 1999.

While Columbia/HCA is developing contingency plans to address possible failure scenarios, Columbia/HCA recognizes that there are "worst case" scenarios which may develop and are largely outside Columbia/HCA's control. Columbia/HCA recognizes the risks associated with extended infrastructure (power, water, telecommunications) failure, the interruption of insurance and other payments to Columbia/HCA and the failure of equipment or software that could impact patient safety or health despite the assurances of third parties. Columbia/HCA is addressing these and other failure scenarios in its contingency planning effort and is engaging third parties in discussions regarding how to manage common failure scenarios, but Columbia/HCA cannot currently estimate the likelihood or the potential cost of such failures. Currently, Columbia/HCA

                         DOCTORS' HOSPITAL OF OPELOUSAS
                         AND CERTAIN AFFILIATED ENTITIES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)




10. IMPACT OF YEAR 2000 COMPUTER ISSUES (UNAUDITED) (CONTINUED)

does not believe that any reasonably likely worst case scenario will have a material impact on Columbia/HCA's revenues or operations. Those reasonably likely worst case scenarios include continued expenditures for remediation, continued expenditures for replacement or upgrade of equipment, continued efforts regarding contingency planning, increased staffing for the periods immediately preceding and after January 1, 2000, and possible payment delays from Columbia/HCA's payers.

11. SUBSEQUENT EVENT

Effective June 1, 1999, the Affiliated Group was sold to Province Healthcare Company. A portion of the sale proceeds was used to repay the revenue bonds discussed in Note 5.

         DOCTORS' HOSPITAL OF OPELOUSAS AND CERTAIN AFFILIATED ENTITIES
                  CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 1999
                                 (IN THOUSANDS)


ASSETS
Current assets:
    Cash                                                               $    (43)
    Accounts receivable, less allowance for doubtful
          accounts of $4,002                                              4,928
    Assets whose use is limited under bond indenture                        690
    Inventories                                                             705
    Prepaid expenses and other current assets                               429
                                                                       --------
Total current assets                                                      6,709

Property and equipment:
    Land                                                                    471
    Buildings and improvements                                            9,952
    Equipment                                                             8,505
                                                                       --------
                                                                         18,928
Less accumulated depreciation                                            (4,516)
                                                                       --------
                                                                         14,412

Construction in progress                                                     --
                                                                       --------
Net property and equipment                                               14,412

Other assets                                                                124
                                                                       --------
                                                                       $ 21,245
                                                                       ========
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
    Accounts payable                                                   $    903
    Employee compensation and benefits                                      602
    Other accrued liabilities                                               280
    Estimated payable to third-party payors                               3,495
    Current portion of long-term debt                                       620
                                                                       --------
                                                                          5,900

    Due to affiliates, net                                               10,551
    Long-term debt, less current portion                                  4,590

    Owners' equity                                                          204
                                                                       --------
    Total liabilities and owner's equity                               $ 21,245
                                                                       ========


         DOCTORS' HOSPITAL OF OPELOUSAS AND CERTAIN AFFILIATED ENTITIES CONDENSED COMBINED STATEMENTS OF OPERATIONS AND OWNERS' EQUITY (UNAUDITED)



                                                      Three Months Ended March 31,
                                                         1999            1998
                                                       -------          -------
                                                              (In thousands)

Net patient revenue                                    $ 6,858          $ 6,671

Salaries and benefits                                    2,697            2,795
Supplies                                                 1,001              951
Provision for bad debts                                    248              547
Purchased services                                       1,110            1,045
Management fees                                            459              473
Repairs and maintenance                                    202              184
Rent and lease expense                                      70               72
Depreciation and amortization                              540              388
Interest                                                   230              234
Other operating expenses                                   567              516
                                                       -------          -------
                                                         7,124            7,205
                                                       -------          -------
Loss before income taxes                                  (266)            (534)

Income tax benefit                                          --               --
                                                       -------          -------
Net loss                                                  (266)            (534)

Owners' equity at beginning of period                      470            4,351
                                                       -------          -------
Owners' equity at end of period                        $   204          $ 3,817
                                                       =======          =======


         DOCTORS' HOSPITAL OF OPELOUSAS AND CERTAIN AFFILIATED ENTITIES
             CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                       Three Months Ended March 31,
                                                          1999           1998
                                                        -------         ------
                                                              (In thousands)

NET CASH USED IN OPERATING ACTIVITIES                    $(669)         $  (910)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net                  (101)               2
Proceeds on notes receivable                                --               --
Increase in assets whose use is limited                   (317)            (481)
                                                         -----          -------
Net cash used in investing activities                     (418)            (479)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt                        --               --
Net transfers from affiliates                              877            1,488
                                                         -----          -------
Net cash provided by financing activities                  877            1,488

(Decrease) increase in cash                               (210)              99
Cash (overdraft) at beginning of period                    167              (58)
                                                         -----          -------
Cash (overdraft) at end of period                        $ (43)         $    41
                                                         =====          =======


         DOCTOR'S HOSPITAL OF OPELOUSAS AND CERTAIN AFFILIATED ENTITIES
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                 MARCH 31, 1999


1.       ORGANIZATION AND PRINCIPLES OF COMBINATION

         Doctors' Hospital of Opelousas is an acute care hospital located in Opelousas, Louisiana, which provides services to patients residing locally. The accompanying combined condensed financial statements of Doctors' Hospital of Opelousas and certain affiliated entities (collectively, the "Affiliated Group") include the accounts of the following entities which are indirect majority-owned subsidiaries of Columbia/HCA Healthcare Corporation ("Columbia/HCA"), one of the largest healthcare services companies in the United States:

                         Doctors' Hospital of Opelousas
                            Notami (Opeolousas), Inc.
                      McCarthy Professional Office Building


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The accompanying unaudited condensed combined financial statements of the Affiliated Group have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1999, are not indicative of the results that may be expected for the year ended December 31, 1999. For further information, refer to the 1998 financial statements and footnotes thereto included herein.

         INCOME TAXES

         The Affiliated Group uses the liability method of accounting for income taxes. As a result, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

         Significant temporary differences between tax and financial reporting relate to depreciation, doubtful accounts, and the effects of net operating losses.

         DOCTOR'S HOSPITAL OF OPELOUSAS AND CERTAIN AFFILIATED ENTITIES
          NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                   (CONTINUED)

3.       COMMITMENTS AND CONTINGENCIES

         INVESTIGATIONS

         Columbia/HCA is currently the subject of several federal investigations into its business practices, as well as governmental investigations by various states. Columbia/HCA is cooperating in these investigations and understands, through written notice and other means, that it is a target in these investigations. Given the breadth of the ongoing investigations, Columbia/HCA expects additional subpoenas and other investigative and prosecutorial activity to occur in these and other jurisdictions in the future. Columbia/HCA is a defendant in several qui tam actions brought by private parties on behalf of the United States of America, which have been unsealed and served on Columbia/HCA. The actions allege, in general, that Columbia/HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act for improper claims submitted to the government for reimbursement. The lawsuits seek damages of three times the amount of all Medicare or Medicaid claims (involving false claims) presented by the defendants to the Federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorney's fees and costs. The government has intervened in two qui tam actions. Columbia/HCA is aware of additional qui tam actions that remain under seal and believes that there are other sealed qui tam cases of which it is unaware.

         Columbia/HCA is the subject of a formal order of investigation by the Securities and Exchange Commission. Columbia/HCA understands that the investigation includes the anti-fraud, periodic reporting and internal accounting control provisions of the federal securities laws.

         Management believes the ongoing investigations and related media coverage are having a negative effect on the Affiliated Group's results of operations. It is too early to predict the outcome or effect of the ongoing investigations or qui tam and other actions or whether any additional investigations or litigation will be commenced. If Columbia/HCA is found to have violated Federal or state laws relating to Medicare, Medicaid or similar programs, Columbia/HCA could be subject to substantial monetary fines, civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Similarly, the amounts claimed in the qui tam and other actions may be substantial, and Columbia/HCA could be subject to substantial costs resulting from an adverse outcome of one or more such actions. Any such sanctions or losses could have a

         DOCTOR'S HOSPITAL OF OPELOUSAS AND CERTAIN AFFILIATED ENTITIES
          NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)
                                   (CONTINUED)


         material adverse effect on Columbia/HCA's and the Affiliated Group's financial position and results of operations.

         GENERAL AND PROFESSIONAL LIABILITY RISKS

         Columbia/HCA assumes the liability and maintains the related reserve for all general liability claims and for professional liability claims incurred up to $100,000. For professional liability claims in excess of $100,000, the Affiliated Group participates in the State of Louisiana Patients' Compensation Fund (LPCF). As a participant, the Affiliated Group receives malpractice coverage for claims over $100,000 up to $500,000, the maximum statutory exposure which currently exists under Louisiana law, plus interest and future medical costs. Accordingly, no reserve for liability risks is recorded on the accompanying combined balance sheet. The cost of general and professional liability coverage is allocated by Columbia/HCA's captive insurance company to the Affiliated Group based on actuarially determined estimates and on actual premiums paid to the LPCF.

         ESTIMATED PAYABLE TO THIRD-PARTY PAYORS

         Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews.

         NET PATIENT REVENUE

         Settlements under reimbursement agreements with third-party payors are estimated and recorded in the period the related services are rendered and are adjusted in future periods as final settlements are determined.

         OTHER

         The Affiliated Group is subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings, other than those potential claims described under Investigations above, will not have a material effect on Affiliated Group's results of operations or financial position.

4.       SUBSEQUENT EVENT

         Effective June 1, 1999, Columbia/HCA sold the Affiliated Group to Province Healthcare Company.

                  PROVINCE HEATLHCARE COMPANY AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)



     On June 1, 1999, Province acquired Doctors' Hospital of Opelousas and certain affiliated entities ("the Affiliated Group").

     The following unaudited pro forma condensed consolidated balance sheet as of March 31, 1999 gives effect to the acquisition of the Affiliated Group by Province as if the transaction had been completed as of March 31, 1999.

     The following unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1998, and the three months ended March 31, 1999, give effect to the acquisition of the Affiliated Group by Province, as if such transaction had been completed as of January 1, 1998.

     The pro forma condensed consolidated financial information presented herein does not purport to represent what the Company's results of operations or financial position would have been had such transaction, in fact, occurred at the beginning of the periods presented or to project the Company's results of operations in any future period. The pro forma results of operations, which do not take into account certain operational changes instituted by the Company upon acquisition of its hospitals, are not necessarily indicative of the results that may be expected from such hospitals. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Province, included in its Annual Report on Form 10-K for the year ended December 31, 1998, the unaudited condensed consolidated financial statements of Province, included in its Quarterly Report on Form 10-Q for the period ended March 31, 1999, and the financial statements of the Affiliated Group, included elsewhere in this Current Report on Form 8-K/A. Certain reclassifications have been made in the Affiliated Group's historical financial statements, included in the pro forma financial statements, to conform to the Province presentation.

                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1999
                                 (IN THOUSANDS)

                                                                           HISTORICAL
                                                                    ------------------------        ACQUISITION        PRO FORMA
                                                                                  AFFILIATED         PRO FORMA        ACQUISITION
                                                                    PROVINCE         GROUP          ADJUSTMENTS       CONSOLIDATED
                                                                    --------       ---------        -----------       ------------

ASSETS
Current assets:
     Cash and cash equivalents                                      $  12,656         ($43)       $   22,000 (a)
                                                                                                          44 (b)
                                                                                                     (22,667)(c)       $   11,990
     Accounts receivable, net                                          56,930        4,928              (699)(b)           61,159
     Inventories                                                        7,501          705                                  8,206
     Assets whose use is limited under bond indentures                     --          690              (690)(b)               --
     Prepaid expenses and other                                         8,417          429              (337)(b)            8,509
                                                                    ---------     --------        ----------           ----------
            Total current assets                                       85,504        6,709            (2,349)              89,864
Property, plant and equipment, net                                    111,830       14,412           (14,412)(b)          111,830
Other assets:

     Cost in excess of net assets acquired, net                       140,846           --                                140,846
     Other                                                             16,001          124            18,694 (c)
                                                                                                           1 (b)           34,820
                                                                    ---------     --------        ----------           ----------
                                                                    $ 354,181     $ 21,245        $    1,934           $  377,360
                                                                    =========     ========        ==========           ==========

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                  $8,015      $   903             ($304)(b)       $    8,614
     Accrued salaries and benefits                                     10,232          602              (152)(b)           10,682
     Accrued expenses                                                   5,473          280              (240)(b)            5,513
     Current maturities of long-term obligations                        1,545          620              (530)(b)            1,635
                                                                    ---------     --------        ----------           ----------
            Total current liabilities                                  25,265        2,405            (1,226)              26,444
Long-term obligations, less current maturities                        138,357        4,590            22,000 (a)
                                                                                                      (4,590)(b)          160,357
Third-party settlements                                                 5,353        3,495            (3,495)(b)            5,353
Other liabilities                                                      10,795           --                                 10,795
Minority interest                                                         787           --                                    787
Due to affiliates, net                                                     --       10,551           (10,551)(b)               --

Common stockholders' equity (deficit):
     Net assets                                                                        204             3,769 (b)
                                                                                                      (3,973)(c)               --
     Common stock                                                         157           --                                    157
     Additional paid-in-capital                                       163,294           --                                163,294
     Retained earnings                                                 10,173           --                                 10,173
                                                                    ---------     --------        ----------           ----------
            Total common stockholders' equity (deficit)               173,624          204              (204)             173,624
                                                                    ---------     --------        ----------           ----------
                                                                    $ 354,181     $ 21,245        $    1,934           $  377,360
                                                                    =========     ========        ==========           ==========


                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)


                                                                    HISTORICAL      ACQUISITION
                                                    HISTORICAL      AFFILIATED       PRO FORMA         PRO FORMA
                                                     PROVINCE         GROUP         ADJUSTMENTS       CONSOLIDATED
                                                     --------       ---------       -----------       ------------
Revenue:
     Net patient service revenue                    $ 217,364         $ 24,887                        $ 242,251
     Management and professional services              11,885               --                           11,885
     Reimbursable expenses                              6,520               --                            6,520
     Other                                              3,086               --                            3,086
                                                    ---------         --------         ---------      ---------
           Net operating revenue                      238,855           24,887                --        263,742

Expenses:
     Salaries, wages and benefits                      94,970           11,242                          106,212
     Reimbursable expenses                              6,520               --                            6,520
     Purchased services                                28,250            4,640                           32,890
     Supplies                                          24,252            3,690                           27,942
     Provision for doubtful accounts                   17,839            1,920                           19,759
     Other operating expenses                          19,149            2,962                           22,111
     Rentals and leases                                 5,777              237                            6,014
     Depreciation and amortization                     13,409            1,555             ($295)(a)     14,669
     Interest expense                                  10,555              915               763 (b)     12,233
     Management fees                                       --            1,607                            1,607
     Minority interest                                    155               --                              155
     Loss on sale of assets                                45               --                               45
                                                    ---------         --------         ---------      ---------
            Total expenses                            220,921           28,768               468        250,157
                                                    ---------         --------         ---------      ---------
Income (loss) before income taxes                      17,934           (3,881)             (468)        13,585
Income taxes (benefit)                                  7,927               --            (1,734)(c)      6,193
                                                    ---------         --------         ---------      ---------
Net income (loss)                                      10,007           (3,881)            1,266          7,392
Preferred stock dividends and accretion                  (696)              --                --           (696)
                                                                      --------         ---------      ---------
Net income (loss) to common shareholders            $   9,311         ($ 3,881)        $   1,266      $   6,696
                                                    =========         ========         =========      =========

Basic earnings (loss) per common share:
     Net income                                     $    0.75                                         $    0.55
     Preferred stock dividends and accretion            (0.05)                                            (0.05)
                                                    ---------                                         ---------
     Net income per common share                    $    0.70                                         $    0.50
                                                    =========                                         =========

Diluted earnings (loss) per common share:
     Net income                                     $    0.73                                         $    0.54
     Preferred stock dividends and accretion            (0.05)                                            (0.05)
                                                    ---------                                         ---------
     Net income per common share                    $    0.68                                         $    0.49
                                                    =========                                         =========

Weighted-average shares:
     Basic earnings per common share                   13,344                                            13,344
     Diluted earnings per common share                 13,672                                            13,672




                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                 (IN THOUSANDS)



                                                                                    HISTORICAL         ACQUISITION
                                                                HISTORICAL          AFFILIATED          PRO FORMA       PRO FORMA
                                                                 PROVINCE             GROUP            ADJUSTMENTS     CONSOLIDATED
                                                                 --------           ---------          -----------     ------------
    Revenue:
         Net patient service revenue                            $   67,256          $   6,858                            $  74,114
         Management and professional services                        3,450                 --                                3,450
         Reimbursable expenses                                       1,777                 --                                1,777
         Other                                                         764                 --                                  764
                                                                ----------          ---------           ---------        ---------
                Net operating revenue                               73,247              6,858                               80,105

    Expenses:
         Salaries, wages and benefits                               29,508              2,697                               32,205
         Reimbursable expenses                                       1,777                 --                                1,777
         Purchased services                                          7,236              1,110                                8,346
         Supplies                                                    8,217              1,001                                9,218
         Provision for doubtful accounts                             4,676                248                                4,924
         Other operating expenses                                    6,145                769                                6,914
         Rentals and leases                                          1,683                 70                                1,753
         Depreciation and amortization                               4,177                540               ($225)(a)        4,492
         Interest expense                                            2,575                230                 138 (b)        2,943
         Management fees                                                --                459                                  459
         Minority interest                                              58                 --                                   58
         Loss on sale of assets                                         --                 --                                   --
                                                                ----------          ---------           ---------        ---------
                Total expenses                                      66,052              7,124                 (87)          73,089
                                                                ----------          ---------           ---------        ---------
    Income (loss) before income taxes                                7,195               (266)                 87            7,016
    Income taxes (benefit)                                           3,130                 --                 (71)(c)        3,059
                                                                ----------          ---------           ---------        ---------
    Net income (loss) to common shareholders                    $    4,065          $    (266)          $     158        $   3,957
                                                                ==========          =========           =========        =========

    Net income per common share:

         Basic                                                       $0.26                                               $    0.25
                                                                ==========                                               =========
         Diluted                                                     $0.25                                               $    0.25
                                                                ==========                                               =========

    Weighted-average shares:
         Basic earnings per common share                            15,709                                                  15,709
         Diluted earnings per common share                          16,021                                                  16,021



                  PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)



         (a) Reflects the borrowing by Province of $22.0 million to finance the acquisition of the Affiliated Group.

         (b) Reflects the elimination of the Affiliated Group assets not purchased and liabilities not assumed by Province as follows:

                     Cash                                                    $    44
                     Accounts receivable                                        (699)
                     Assets whose use is limited under bond indentures          (690)
                     Prepaid expenses and other                                 (337)
                     Property, plant and equipment                           (14,412)
                     Other assets                                                  1
                     Accounts payable                                            304
                     Accrued salaries and benefits                               152
                     Accrued expenses                                            240
                     Current maturities of long-term obligations                 530
                     Long-term obligations, less current maturities            4,590
                     Third-party settlements                                   3,495
                     Due to affiliates, net                                   10,551
                                                                             -------

                     Net assets                                              $ 3,769
                                                                             =======

         (c) Reflects the purchase of the Affiliated Group and the allocation of the purchase price to adjust assets purchased and liabilities assumed to fair value and to record intangibles as follows:

                      Unallocated purchase price                             $18,694
                      Net assets                                               3,973
                                                                             -------
                      Cash paid                                              $22,667
                                                                             =======







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


                   PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)




     (a) Reflects the elimination of the historical depreciation expense of the Affiliated Group, and the inclusion of the Company's depreciation of property, plant and equipment and amortization of unallocated purchase price.

     (b) Reflects the elimination of the historical interest expense related to the debt of the Affiliated Group not assumed in the acquisition, and the inclusion of the Company's interest expense related to the debt used to finance the acquisition.

     (c) Reflects the inclusion of the income tax benefit based on the combined federal and state statutory rate of 40.0% applied to adjusted pre-tax income.
















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